EXHIBIT 99.1

TEJON RANCH CO. REPORTS

FIRST QUARTER RESULTS OF OPERATIONS – 2008

TEJON RANCH, Calif., May 8, 2008 – Tejon Ranch Co. (NYSE:TRC) today announced a net loss for the first quarter of 2008 as compared to net income for the first quarter of 2007. For the first quarter of 2008, the Company had a net loss of $1,069,000, or $0.06 per common share, compared to net income of $447,000, or $0.03 per common share during the first quarter of 2007. Revenue from operations for the first quarter of 2008 was $5,244,000 compared to $6,348,000 of revenue during the first quarter of 2007.

Results of Operation for the Quarter Ended March 31, 2008:

The decline in revenue during the first quarter of 2008 was due primarily to a decrease in farming revenue. Farming revenue fell $1,072,000 due to a decline in the volume of prior year crop almonds sold in the first quarter of 2008 as compared to the first quarter of 2007. In the first three months of 2008, sales of 2007 crop almonds accounted for $904,000 of total farming revenue compared to $1,997,000 of farming revenue that was recorded in the first three months of 2007 from the sale of 2006 crop year almonds. Commercial/industrial real estate revenue for the first quarter of 2008 was comparable to the revenue for the first quarter of 2007. Individual revenue components within the commercial/industrial real estate segment, however, experienced variances between the two years. Oil and mineral revenues increased $523,000 due to continuing increases in prices and production, which partially offset the absence of $561,000 of land sales revenue during the first quarter of 2007. Additionally, non-operating investment income declined due to a decrease in the amount of funds invested and a loss incurred on the sale of securities.

The decline in quarterly net income during 2008 is due to the decrease in revenues described above and an increase in operating expenses. Commercial/industrial and resort/residential real estate expenses increased during the first quarter of 2008 due to increased commercial water costs and higher staffing costs. Corporate general and administrative costs increased during the first quarter of 2008 due primarily to higher stock compensation costs for employees and directors. Partially offsetting these increases in cost was a decrease in farming expense during the first quarter of 2008 due to a reduction in cost of sales related to lower almond crop sales during the first quarter of 2008.

2008 Outlook:

The Company expects the variability of its quarterly and annual operating results to continue. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations. Since our residential housing projects, Centennial and Tejon Mountain Village, are in the entitlement phase of development we do not have inventory for sale in the market, and therefore our business plans to date have not been affected by the recession in the housing industry. However, we cannot project the condition of the housing market or the stability of the mortgage industry at the time these residential projects move into their development and marketing phases.

During 2008, the Company expects to continue to invest funds toward the achievement of entitlements of the aforementioned residential housing projects and also for major infrastructure development within its active industrial development, Tejon Industrial Complex.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FIRST QUARTER ENDED MARCH 31

(In thousands, except earnings per share)

(Unaudited)

	2008	2007
Revenues
Real estate - commercial/industrial	$4,217	$4,249
Farming	1,027	2,099

Revenue from operations	5,244	6,348
Operating income (loss)
Real estate - commercial/industrial	931	1,572
Real estate - resort/residential	(904)	(772)
Farming	(71)	744

Income (loss) from operating segments	(44)	1,544
Investment income	542	860
Other income (expense)	(17)	8
Corporate expense	(2,431)	(1,862)

Operating income (loss) from operations before equity in earnings of unconsolidated joint ventures	(1,950)	550
Equity in earnings of unconsolidated joint ventures	193	202

Operating income (loss) before income tax expense (benefit)	(1,757)	752
Income tax expense (benefit)	(688)	305

Net income (loss)	$(1,069)	$447

Net income (loss) per share, basic	$(0.06)	$0.03

Net income (loss) per share, diluted	$(0.06)	$0.03

Weighted average number of shares outstanding:
Common stock	16,907,628	16,785,949
Common stock equivalents	718,210	720,564

Diluted shares outstanding	17,625,838	17,506,513

For the three months ended March 31, 2008, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.